Exhibit 4.7

SALE PARTICIPATION AGREEMENT

, 200

Dear Mr.                       :

You have entered into an Employee Stockholder’s Agreement, dated as of                   , 200   (the “Stockholder’s Agreement”) between Bristol West Holdings, Inc., a Delaware corporation (“the Company”), and you relating to your ownership and/or purchase of shares of the common stock, par value $.01 per share (the “Common Stock”) of the Company.  The undersigned, Bristol West Associates LLC, a Delaware limited liability corporation (“Associates”), an affiliate of KKR Partners II, L.P., a Delaware limited partnership (“KKR Partners”) and KKR 1996 Fund L.P., a Delaware limited partnership (“KKR 1996”), also has acquired shares of Common Stock of the Company and hereby agree with you as follows, effective upon the Closing (as defined in the Stockholder’s Agreement) or, in the event that you entered into such Stockholder’s Agreement subsequent to the Closing, upon the purchase of Common Stock by you:

1.   In the event that at any time KKR Partners, Associates, KKR 1996 or any investment partnerships affiliated with the foregoing entities, as the case may be (each, a “Selling Party” and collectively, the “Selling Parties”), proposes to sell for cash or any other consideration any shares of Common Stock of the Company owned by it, in any transaction other than a Qualified Public Offering (as defined in the Stockholder’s Agreement) or a sale to an affiliate of KKR Partners, Associates or KKR 1996, as the case may be, the Selling Party will notify you or your Employee Stockholder’s Estate or Employee Trust (as such terms are defined in Section 2 of the Stockholder’s Agreement; and, collectively, the “Employee Stockholder Entities”), as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale, including the number of shares of Common Stock proposed to be sold by the Selling Party and the consideration to be received therefor as of the date of the Notice (the “Material Terms”) promptly, and in any event not less than 15 days prior to the consummation of the Proposed Sale and not more than 5 days after the execution of the definitive agreement relating to the Proposed Sale, if any (the “Sale Agreement”).  If within 10 days of the Employee Stockholder Entities’ receipt of such Notice the Selling Party receives from an Employee Stockholder Entity a written request (a “Request”) to include Common Stock held pursuant to the Stockholder’s Agreement by any Employee Stockholder Entity in the Proposed Sale (which Request shall be irrevocable unless

(a) there shall be a material adverse change in the Material Terms or (b) if otherwise mutually agreed to in writing by any Employee Stockholder Entity and the Selling Party), the Common Stock so held by you will be so included as provided herein; provided that only one Request, which shall be executed by any Employee Stockholder Entity, may be delivered with respect to any Proposed Sale for all Common Stock held by such Employee Stockholder Entity.  Any Common Stock held by any Employee Stockholder Entity which is not subject to the terms and conditions of the Stockholder’s Agreement shall not be included in any Proposed Sale, and references to Common Stock herein shall be construed accordingly.  Promptly upon receipt of a Request the Selling Party will furnish the Employee Stockholder Entities with a copy of the Sale Agreement, if any.

2.  The number of shares of Common Stock which the Employee Stockholder Entities will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (a) the sum of the number of shares of Common Stock then owned by the Employee Stockholder Entities (and held pursuant to the Stockholder’s Agreement), plus all shares of Common Stock which you are then entitled to acquire under an unexercised Option (as defined in the Stockholder’s Agreement) to purchase shares of Common Stock, to the extent such Option is then vested or would become vested as a result of the consummation of the Proposed Sale and (b) (i) the sum of the shares of Common Stock then owned by the Employee Stockholder Entities, plus all shares of Common Stock which you are entitled to acquire under an unexercised Option to purchase shares of Common Stock, that are exercisable, multiplied by (ii) a percentage calculated by dividing the aggregate number of shares of Common Stock proposed to be sold in the Proposed Sale by the total number of shares of Common Stock owned by the Selling Parties, the Employee Stockholder Entities, and other holders of shares of Common Stock who have been granted the same rights granted to the Employee Stockholder Entities to participate in the Proposed Sale.  If one or more holders of shares of Common Stock who have been granted the same rights to participate in the Proposed Sale granted to the Employee Stockholder Entities hereunder elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a Proposed Sale (the “Eligible Shares”), any Selling Party or such remaining holders of shares of Common Stock shall be permitted to sell in the Proposed Sale a number of additional shares of Common Stock up to their respective requested amounts owned by them equal to their pro rata portion of the number of Eligible Shares not included in the Proposed Sale, based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to the first sentence of this Paragraph 2 for the purpose of determining the number of shares of Common Stock which the Employee Stockholder Entities will be permitted to include in a Proposed Sale.  The Selling Parties, or any of them, may sell in the Proposed Sale additional shares of Common Stock owned by any of them equal to any remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing.

3.  Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Selling Party proposes to sell in the Proposed Sale.  Such terms and conditions shall include, without limitation:  the sales price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information requested by the Selling Party; and the provision of requisite indemnifications; provided that any indemnification provided by the Employee Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock to be sold.

4.  Upon delivering a Request, the Employee Stockholder Entities will, if requested by the Selling Party, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Party with respect to the shares of Common Stock which are to be sold by the Employee Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will provide, among other things, that the Employee Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Employee Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Employee Stockholder Entities’ behalf with respect to the matters specified therein, but only to the extent such actions are consistent with the Material Terms as specified in the Notice.

5.  The Employee Stockholder Entities’ right pursuant hereto to participate in a Proposed Sale shall be contingent on the Employee Stockholder Entities’ compliance with each of the provisions hereof and the Employee Stockholder Entities’ willingness to execute such documents that are consistent therewith and as may be reasonably requested by the Selling Party.

6.  In the event of a Proposed Sale pursuant to Section 1 hereof, the Selling Party may elect, by so specifying in the Notice, to require the Employee Stockholder Entities to, and the Employee Stockholder Entities will, participate in such Proposed Sale in accordance with the terms and provisions of Section 2, 3 and 4 hereof.

7.  The obligations of the Selling Parties hereunder shall extend only to the Employee Stockholder Entities, and no other of the Employee Stockholder Entities’ successors or assigns shall have any rights pursuant hereto.

8.  This Agreement shall terminate and be of no further force and effect on the fifth anniversary of the first occurrence of a Public Offering (as defined in the Stockholder’s Agreement).

9.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered to the party to whom it is directed:

(a)                                  If to the Selling Parties, to them at the following address:

c/o Kohlberg Kravis Roberts & Co.

9 West 57th Street

New York, New York  10019

Attn:  Perry Golkin

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York  10017

Attn:  Gary Horowitz, Esq.

(b)                                 If to you, to you at the address first set forth above herein;

(c)                                  If to the Employee Stockholder Entities, at the address provided to such parties by such entity;

or at such other address as any of the above shall have specified by notice in writing delivered to the others by certified mail, overnight delivery or telecopy.

10.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the States of Delaware (or if the Company reincorporates in another state, of that state) or New York and you and the Selling Parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  You and the Selling Parties hereby irrevocably waive any right which you and the Selling Parties may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  You and the Selling Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

11.  If KKR Partners, Associates or KKR 1996 transfers its interest in the Company to an affiliate of KKR Partners, Associates or KKR 1996, as the case may be, such affiliate shall assume the obligations hereunder of KKR Partners, Associates or KKR 1996, as the case may be.

12.  Notwithstanding any other provision of this Agreement, neither the general partner nor the limited partners, nor any future general or limited partner of KKR Partners or KKR 1996, nor any member or managing member of Associates, shall have any personal liability for performance of any obligation of such entity under this Agreement.

It is the understanding of the undersigned that you are aware that no Proposed Sale presently is contemplated and that such a sale may never occur.

If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

KKR PARTNERS II, L.P.

By: KKR Associates, its General Partner

By:
General Partner

KKR 1996 FUND L.P.

By: KKR Associates 1996 L.P., its General Partner,

By: KKR 1996 GP LLC, its General Partner

By:
Member

BRISTOL WEST ASSOCIATES LLC

By: KKR 1996 Fund, L.P., its Member

By: KKR Associates 1996 L.P., its General Partner,

By: KKR 1996 GP L.L.C, its General Partner

By:
Member

Accepted and agreed to:

By:
[Name of Employee Stockholder]